Exhibit 3.13(a)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CENTRAL CONCRETE SUPPLY CO., INC.

William T. Albanese and Deborah A. Costa, hereby certify that:

1. They are President and Secretary, respectively, of Central Concrete Supply Co., Inc. a California corporation.

2. Pursuant to Sections 905 and 907 of the California Corporations Code, the Articles of Incorporation are hereby amended and restated to read in full as herein set forth:

“ARTICLE I

The name of this corporation is Central Concrete Supply Co., Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This corporation is authorized to issue only one class of shares of stock which shall be designated “common” shares. The total number of shares which this corporation is authorized to issue is one hundred thousand (100,000) shares.

ARTICLE IV

This corporation elects to be governed by all of the provisions of the new law (as defined in Section 2300 of the California Corporations Code) not otherwise applicable to the corporation under Chapter 23 of the new law. Each share of preferred stock outstanding shall be converted to .0645 shares of common stock of this corporation.

ARTICLE V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VI

The corporation is authorized to provide indemnification of agents as defined in Section 317(a) of the California Corporations Code, as amended (the “Corporations Code”), for breach of duty to the corporation and its stockholders, through bylaw provisions or through agreements with the agents, or both, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.”

3. The foregoing Amendment and Restatement in full of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing Amendment and Restatement in full of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 3,736 common shares and 6,853 preferred shares. The number of common and preferred shares voting in favor of the amendment equaled or exceeded the vote required. The Amendment was approved by the unanimous written consent of the Shareholders.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Amended and Restated Articles of Incorporation are true and correct of their own knowledge.

Executed at San Jose, California on December 23, 1996.

/s/ WILLIAM T. ALBANESE

William T. Albanese, President

/s/ DEBORAH A. COSTA

Deborah A. Costa, Secretary